Exhibit 3.1

MACK-CALI REALTY CORPORATION

ARTICLES SUPPLEMENTARY

MACK-CALI REALTY CORPORATION, a Maryland corporation (the “Corporation”) hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:         Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FOURTH of the Corporation’s Articles of Restatement filed with the Department on June 13, 2001, as amended and supplemented (the “Charter”), and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation has, at a meeting duly called and held on September 16, 2009, adopted resolutions reclassifying and designating Two Hundred Thousand (200,000) authorized but unissued shares of Series A Junior Participating Preferred Stock (“Series A Preferred Stock”), constituting all of the shares classified and designated as Series A Preferred Stock, as authorized but unissued and unclassified shares of Preferred Stock (as defined in the Charter) of the Corporation.

SECOND:    After giving effect to the reclassification and designation of such authorized but unissued shares of Series A Preferred Stock described in Article FIRST, the number of authorized but unissued shares of Series A Preferred Stock is zero, and of the Five Million (5,000,000) shares of Preferred Stock which the Corporation has authority to issue under its Charter, Ten Thousand (10,000) shares have been classified and designated as 8% Series C Cumulative Redeemable Perpetual Preferred Stock and Four Million Nine Hundred Ninety Thousand (4,990,000) shares have not been classified and designated as a separate series.  The total number of shares of stock of all classes which the Corporation has authority to issue, consisting of One Hundred Ninety Five Million (195,000,000) shares, par value $.01 per share, remains unchanged.

THIRD:        The shares of stock described herein have been classified or reclassified by the Board of Directors under the authority contained in the Charter of the Corporation.

FOURTH:    These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

FIFTH:         The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 16th day of September, 2009.

MACK-CALI REALTY CORPORATION

By:    /s/ Mitchell E. Hersh  (SEAL)
Name:  Mitchell E. Hersh
Title:    President and Chief Executive Officer

ATTEST:

   /s/ Roger W. Thomas
Name:  Roger W. Thomas
Title:    Executive Vice President,
             General Counsel and Secretary